Exhibit 99.1

FOR IMMEDIATE RELEASE	GREENHUNTER ENERGY, INC.
GREENHUNTER ENERGY APPOINTS RONALD D. ORMAND
TO BOARD OF DIRECTORS
GRAPEVINE, TEXAS, JUNE 5, 2009 – GREENHUNTER ENERGY, INC. (NYSE Amex: GRH), a diversified renewable energy company focused on wind development projects, biomass power generation and the production of biodiesel, announced today the appointment of Mr. Ronald D. Ormand to the Company’s Board of Directors. Mr. Ormand will serve as the chair of the Audit Committee, and is a financial expert and independent director under applicable SEC and NYSE Amex Stock Exchange rules.
Commenting on Mr. Ormand’s appointment, GreenHunter Energy Chairman, President, and CEO Gary C. Evans stated, “Ron will be a great addition to our Board of Directors as we continue to navigate through this very difficult period in the renewable industry. We have worked together on various financial projects over the past fifteen years in our respective professional careers. Ron was previously employed with our primary bank lender on our biodiesel refinery, WestLB AG.”
Mr. Ormand has over twenty five years of investment and commercial banking experience in the energy industry. Currently, Mr. Ormand serves as Executive Vice President and Chief Financial Officer for Petro Resources Corporation (NYSE Amex: PRC) and previously served as President of Perugia Advisors, Inc, a financial advisory and private investment firm focused on the energy industry. Mr. Ormand served as President, Chief Financial Officer and member of the Board of Directors of Tremisis Energy Acquisition II, Corp., (“Tremisis II”) a special purpose acquisition company focused on energy and environmental projects until the sale of a majority interest in Tremisis II to a Korean Investment group in March 2009. Mr. Ormand remains as a member of the Board of Directors of Tremisis II. From 2005 to 2007, he served as Managing Director and Head of the North American Oil and Gas Investment Banking group at West LB AG.  From 1988 until December 2004, Mr. Ormand was with CIBC World Markets and Oppenheimer & Co., and served as Managing Director and Head of CIBC World Markets’ U.S. Oil and Gas Investment Banking Group. Mr. Ormand received his B.A. in Economics in 1980 and his M.B.A. in Finance and Accounting in 1982 from the University of California Los Angeles, and studied Economics at Cambridge University, England in 1979.
Forward-Looking Statements
Any statements in this press release about future expectations and prospects for GreenHunter Energy and its business and other statements containing the words “believes”, “anticipates”, “plans”, “expects”, “will” and similar expressions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the substantial capital expenditures required to fund its operations, the ability of the Company to implement its business plan, government regulation and competition. GreenHunter Energy undertakes no obligation to update these forward-looking statements in the future.
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GreenHunter Energy is focused on the renewable energy sectors of wind, hydro, geothermal, solar, biofuels, and biomass power plants. Our assets consist of leases of real property for future development of wind energy projects located in Montana, New Mexico, California, Texas, Wyoming and The Peoples Republic of China, the nation’s largest biodiesel refinery located in Houston, Texas, a biomass-fired power plant located in Brawley, California, and an option to lease acreage associated with a terminaling facility in Port Sutton, Florida. Headquartered in Grapevine, Texas, GreenHunter Energy was formed to be the first publicly traded renewable energy company based in the U.S. that provides to investors a portfolio of diversified assets in the alternative energy sector. Additional information about GreenHunter Energy may be found at www.greenhunterenergy.com.
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For Further Information Contact:
GreenHunter Energy, Inc.
Jack W. Zedlitz
1048 Texan Trail
Grapevine, TX 76051
Tel: (972) 410-1044
jzedlitz@greenhunterenergy.com